Leatt Corp Announces Results for

the First Quarter 2024

CAPE TOWN, South Africa, (May 13, 2024) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of head-to-toe protective equipment for Moto, MTB, and a wide range of extreme and high-velocity sports, today announced financial results for the first quarter ending March 31, 2024.  All financial numbers are in U.S. dollars.

First Quarter 2024 and Recent Highlights

• Revenues for the first quarter were $10.61 million, down 19%, compared to the first quarter of 2023.

• Cash flows provided by operations for the first quarter were $2.83 million.

• Income (loss) from operations for the first quarter was $(790,557), down 157%, compared to the first quarter of 2023.

• Cash and cash equivalents increased 19% to $13.53 million, compared to $11.34 million at December 31, 2023.

• Winner of the 2024 Design & Innovation Award for Jersey MTB All Mountain 5.0 and Pants MTB All Mountain 4.0.

Chief Executive Officer, Sean Macdonald commented: "Although there are areas of the cycling and motorcycle industries that remain challenging, we continue to see the start of a return to growth ahead. Participation remains strong and the elevated inventory levels that have stalled growth are being digested. Consumer direct and dealer direct revenues continue to show solid improvement, and our newly launched Adventure (ADV) range of products continued to generate initial strong shipments during the first quarter.  Despite the ongoing challenges, we believe that our expanding portfolio of innovative products, robust financial position and our growing and developing multi-channel sales organization have us well-positioned for future growth and shareholder value.

"Total global revenues for the first quarter were $10.61 million, a 19% decrease from the first quarter of 2023, as dealers and distributors continue to regulate ordering levels. Although sales to our global distributors decreased by 31% as our distributors continue to manage industry-wide stocking dynamics, consumer direct sales increased by 15% and dealer direct sales increased by 9%. Domestic and South African dealer direct sales to both MOTO and MTB dealers also grew during the quarter, a very encouraging trend and testament to the gradual recovery that we believe will filter through to distribution over the next several quarters.

"We remain focused on our margins, which decreased in the first quarter, largely due to short-term promotional opportunities at the dealer direct level, particularly in the United States, as we successfully turn slower moving inventory to cash that will fuel future growth. We do expect our margins to improve as we release our exciting newest products globally and inventory levels continue to stabilize.

"Despite current industry-wide conditions, cash increased by $2.18 million, to $13.53 million, and our cash flows provided by operations were $2.83 million. Inventory levels continue to stabilize, decreasing $3.32 million, or 16% for the first quarter. Our liquidity also improved as our team continues to efficiently manage working capital.

"Looking forward, we continue to build a multi-channel sales organization and look forward to some new distributor partnerships in the United Kingdom, Europe and emerging markets that we expect to filter through to revenues over the next few quarters."

Founder and Chairman Dr. Christopher Leatt remarked: "The strong initial consumer reaction to our new ADV range of products, which have all been rigorously tested and CE certified, demonstrates that continued growth from our pipeline of innovative products designed to reach a wide audience of riders at all levels, remains promising."

Financial Summary

Total revenues for the first quarter of 2024 were $10.61 million, down 19%, compared to $13.08 million for the first quarter of 2023.

The decrease in worldwide revenues is primarily attributable to a $1.34 million decrease in body armor sales, a $1.43 million decrease in helmet sales, a $0.22 million decrease in neck brace sales that were partially offset by a $0.53 million increase in sales of other products, parts, and accessories, as our distributors continue to manage industry wide stocking dynamics.

Income (loss) from operations for the first quarter of 2024 was $(790,557), down 157%, compared to $1.39 million for the first quarter of 2023.

Net income (loss) for the first quarter of 2024 was $(816,679) or $(0.13) per basic and $(0.13) per diluted share, down 180%, as compared to net income of $1.02 million, or $0.17 per basic and $0.16 per diluted share, for the first quarter of 2023.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. Liquidity continued to improve as cash for the first quarter increased by $2.18 million.  At March 31, 2024, the Company had cash and cash equivalents of $13.53 million and a current ratio of 9.4:1, compared to a current ratio of 5.6:1 at March 31, 2023.

Business Outlook

Mr. Macdonald added: "Market conditions continue to normalize and although ordering patterns at the dealer level reflect a tapering in large pre-ordering, daily order volume continues to increase and dealer financial conditions, stocking levels and demand sentiment continue to improve. We expect that these trends will continue to filter through to distribution over time.

"Domestic sales on our consumer-facing Leatt.com continue to be a highlight as we continue to refine the platform and sales surge. We successfully launched our direct-to-consumer store in South Africa during the first quarter of 2024, with initial orders exceeding our expectations. Our digital direct-to-consumer channels continue to be a focus area as we strive to reach wider consumer groups around the world.

"We continue to build out a high-performing team of sales and other professionals around the world to improve our penetration and reach across sales channels. Industry-wide consolidation and turmoil has also presented opportunities for us to add new team members to the Leatt family.

"Our ADV line represents a solid revenue opportunity globally and demonstrates our ability to develop products that will reach a much wider consumer group around the world. While we have only shipped ADV apparel to date, we have developed the core competencies to create a strong pipeline of innovative 'head-to-toe' offerings in this segment that are very promising.

"In short, we remain very enthusiastic about the future of Leatt as a Company and a brand, and we remain confident that we will return to sustained growth and profitability."

Conference Call

The Company will host a conference call at 10:00 am ET on Monday, May 13, 2024, to discuss the 2024 first quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13746608.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for various sports, with a focus on mountain biking and extreme motorsports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports that use motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles.

For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the continued impact of the ADV range of products and direct to consumer sales on the Company's results of operations; the Company's ability to continue developing a pipeline of innovative products and global industry talent to fuel future growth; the general ability of the Company to achieve its commercial objectives, including development and growth of a multi-channel sales organization; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2024	December 31, 2023
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$13,531,642	$11,347,420
Accounts receivable, net	4,768,328	6,970,322
Inventory, net	17,069,387	20,391,873
Payments in advance	1,000,512	664,754
Deferred asset, net	9,601	9,601
Income tax refunds receivable	526,441	623,081
Prepaid expenses and other current assets	2,236,990	2,297,934
Total current assets	39,142,901	42,304,985

Property and equipment, net	3,743,534	4,026,821
Operating lease right-of-use assets, net	771,387	845,209
Accounts receivable, net	229,474	309,947
Deferred tax asset, net	84,200	84,200

Other Assets
Deposits	37,284	36,210

Total Assets	$44,008,780	$47,607,372

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,123,838	$5,202,368
Notes payable, current	98,190	112,858
Operating lease liabilities, current	288,917	299,432
Short term loan, net of finance charges	667,797	1,135,761
Total current liabilities	4,178,742	6,750,419

Notes payable, net of current portion	17,523	30,652
Operating lease liabilities, net of current portion	482,470	545,777

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares
authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares
authorized, 6,215,440 and 6,215,440 shares issued
and outstanding	130,553	130,553
Additional paid - in capital	10,749,136	10,745,384
Accumulated other comprehensive loss	(1,535,810)	(1,398,258)
Retained earnings	29,983,166	30,799,845
Total stockholders' equity	39,330,045	40,280,524

Total Liabilities and Stockholders' Equity	$44,008,780	$47,607,372

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended
	March 31
	2024	2023
	Unaudited	Unaudited

Revenues	$10,614,470	$13,079,343

Cost of Revenues	6,606,137	7,306,573

Gross Profit	4,008,333	5,772,770

Product Royalty Income	39,303	13,136

Operating Expenses
Salaries and wages	1,568,271	1,241,436
Commissions and consulting expenses	124,216	96,324
Professional fees	298,971	337,243
Advertising and marketing	892,417	841,094
Office lease and expenses	151,554	150,240
Research and development costs	555,778	584,991
Bad debt expense	9,964	49,395
General and administrative expenses	942,888	818,179
Depreciation	294,134	279,810
Total operating expenses	4,838,193	4,398,712

Income (Loss) from Operations	(790,557)	1,387,194

Other Expenses
Interest and other expenses, net	(24,483)	(20,924)
Total other expenses	(24,483)	(20,924)

Income (Loss) Before Income Taxes	(815,040)	1,366,270

Income Taxes	1,639	343,049

Net Income (Loss) Available to Common Shareholders	$(816,679)	$1,023,221

Net Income (Loss) per Common Share
Basic	$(0.13)	$0.17
Diluted	$(0.13)	$0.16

Weighted Average Number of Common Shares Outstanding
Basic	6,215,440	5,971,340
Diluted	6,504,189	6,279,677

Comprehensive Income (Loss)
Net Income (Loss)	$(816,679)	$1,023,221
Other comprehensive income (loss), net of $0 and $0 deferred income taxes in 2024 and 2023
Foreign currency translation	(137,552)	(273,749)

Total Comprehensive Income (Loss)	$(954,231)	$749,472

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS  ENDED MARCH 31, 2024 AND 2023

	2024	2023

Cash flows from operating activities
Net income (loss)	$(816,679)	$1,023,221
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	294,134	279,810
Stock-based compensation	3,752	-
Bad debts reserve	10,032	41,284
Inventory reserve	(34,730)	182,529
Deferred asset allowance	-	(26,827)
(Gain) loss on sale of property and equipment	-	13
(Increase) decrease in:
Accounts receivable	2,191,962	3,269,306
Deferred asset	-	802,763
Inventory	3,357,216	2,796,271
Payments in advance	(335,758)	32,012
Prepaid expenses and other current assets	60,944	(416,386)
Income tax refunds receivable	96,640	-
Long-term accounts receivable	80,473	-
Deposits	(1,074)	492
Increase (decrease) in:
Accounts payable and accrued expenses	(2,078,530)	(2,409,602)
Income taxes payable	-	104,867
Deferred compensation	-	(400,000)
Net cash provided by operating activities	2,828,382	5,279,753

Cash flows from investing activities
Capital expenditures	(49,216)	(368,497)
Net cash used in investing activities	(49,216)	(368,497)

Cash flows from financing activities
Repayment of notes payable to bank	(27,797)	(25,216)
Repayment of short-term loan, net	(467,964)	(384,438)
Net cash used in financing activities	(495,761)	(409,654)

Effect of exchange rates on cash and cash equivalents	(99,183)	(231,772)

Net increase in cash and cash equivalents	2,184,222	4,269,830

Cash and cash equivalents - beginning of period	11,347,420	7,102,945

Cash and cash equivalents - end of period	$13,531,642	$11,372,775

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$27,573	$21,135
Cash paid for income taxes	$3,349	$237,086

Other noncash investing and financing activities
Common stock issued for services	$3,752	$-

The accompanying notes are an integral part of these consolidated financial statements.